UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 30, 2013

Career Education Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23245	36-3932190
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

231 N. Martingale Rd., Schaumburg, IL		60173
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 781-3600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

See Item 2.03.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Effective as of December 30, 2013, Career Education Corporation (the “Company”) and its wholly-owned subsidiary, CEC Educational Services, LLC (“CEC-ES”), entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with BMO Harris Bank N.A. (“BMO Harris”), in its capacities as the (i) initial lender, (ii) letter of credit issuer and (iii) administrative agent for the lenders from time to time parties thereto and the letter of credit issuer thereunder, which Credit Agreement (x) provides the Company and CEC-ES with the benefit of a $70,000,000 revolving credit facility and (y) amends and restates in its entirety the prior credit agreement among the Company, CEC-ES, the subsidiary guarantors thereunder and BMO Harris. Various other domestic subsidiaries of the Company are guarantors under the Credit Agreement. At the time of its effectiveness, no revolving loans were drawn under the Credit Agreement, but the Company and CEC-ES arranged for the issuance of certain letters of credit thereunder.

The revolving credit facility under the Credit Agreement is scheduled to mature on June 30, 2016. Accrued interest under the Credit Agreement is payable (i) in the case of a LIBOR-based loan, at the end of each respective interest period (or, in the case of an interest period in excess of three months, on the dates that fall every three months after the beginning of such interest period) in arrears, and (ii) in the case of a base rate-based loan, on the last business day of each month in arrears. Accrued commitment fees under the Credit Agreement are payable quarterly in arrears, and the administrative agent fee is payable on the closing date and on each anniversary thereof, in advance. Principal is payable at maturity. The Company and CEC-ES may prepay amounts outstanding, or terminate or reduce the commitments, under the Credit Agreement upon three or five business days’ prior notice, respectively, in each case without premium or penalty. The Credit Agreement and the ancillary documents executed in connection therewith contain customary affirmative, negative and financial maintenance covenants, including a requirement for the borrowers to maintain cash and cash equivalents in domestic accounts of at least $200,000,000 at all times. The loans and letter of credit obligations under the Credit Agreement are secured by 100% cash collateral. The agreements also contain customary representations and warranties, events of default, and rights and remedies upon the occurrence of any event of default thereunder, including rights to accelerate the loans, terminate the commitments and realize upon the collateral securing the obligations under the Credit Agreement.

There is no material relationship between the Company or any of its subsidiaries or affiliates and BMO Harris, other than in respect of the Credit Agreement and certain banking relationships, all of which have been entered into in the ordinary course of business.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibits

99.1	Credit Agreement dated as of December 30, 2013 among Career Education Corporation, CEC Educational Services, LLC, the guarantors from time to time parties thereto, the lenders from time to time parties thereto and BMO Harris Bank N.A., as administrative agent and letter of credit issuer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREER EDUCATION CORPORATION

By:	/s/ Colleen M. O’Sullivan
Colleen M. O’Sullivan
Senior Vice President and Chief Financial Officer

Dated: January 2, 2014

Exhibit Index

Exhibit Number	Description of Exhibits

99.1	Credit Agreement dated as of December 30, 2013 among Career Education Corporation, CEC Educational Services, LLC, the guarantors from time to time parties thereto, the lenders from time to time parties thereto and BMO Harris Bank N.A., as administrative agent and letter of credit issuer.

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